Exhibit 10.13

Annual Incentive Plan
As Amended December 9, 2015

I. Purpose and Administration:

The Annual Incentive Plan (“AIP”) is designed to reward Diamond Foods, Inc. (the “Company” or “Diamond”) employees and employees of participating subsidiaries of the Company for their outstanding performance in support of Diamond’s business objectives and to align variable compensation with the financial performance of the Company.

The AIP is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee may prescribe, amend, or rescind rules, regulations, policies, interpretations, and guides as deemed appropriate for the proper and effective administration of the AIP. All decisions, determinations, and interpretations of the Committee will be final and binding. If the Committee determines that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee may modify the measures, objectives, or related awards as it deems appropriate in its discretion.

With respect to any “Senior Executive” (as such term is defined in the Diamond Foods, Inc. Senior Executive Incentive Plan), the terms of the AIP will be used by the Committee to exercise “negative discretion” to reduce awards otherwise payable under the Senior Executive Incentive Plan. No separate payment will be made to any Senior Executive under the AIP.

II. Eligibility:

An employee of the Company or a participating subsidiary will be eligible to participate in the AIP for a particular fiscal year if the employee (i) is employed as of May 1 of the such fiscal year, (ii) is employed continuously through and including the last day of such fiscal year, except for an approved leave of absence and (iii) meets other eligibility criteria as may be established by the Compensation Committee (the “Committee”) or, except with respect to himself, the CEO from time to time (each, an “Eligible Employee”). Eligibility to participate in the AIP one year does not guarantee eligibility in any following year, nor does participation in the AIP in any year guarantee payment of any award with respect to such year.

III. Description:

A.
Bonus Potential. Each Eligible Employee is assigned a target bonus, which is a percentage (the “Target Bonus Percentage”) of base salary, and a maximum bonus, which is a percentage (the “Max Bonus Percentage”) of base salary. Each Eligible Employee’s target incentive bonus (the “Target Bonus”) is equal to the Target Bonus Percentage multiplied by such employee’s base salary earned throughout the fiscal year, and the maximum incentive bonus (the “Max Bonus”) is equal to the Max Bonus Percentage multiplied by such employee’s base salary earned throughout the fiscal year. The Target Bonus Percentage and Max Bonus Percentage of each employee are subject to adjustment by the Company and the Committee.

The AIP will be funded based on the level of performance achieved by the Company against one or more financial objectives (the “AIP Metrics”) established by the Committee at the beginning of the applicable fiscal year. The AIP Metrics will be one or more company-wide financial metrics and may relate to, without limitation, EBITDA, revenues, gross margin, gross profit, operating margin, operating profit, earnings growth, earnings per share, and non-GAAP calculations of any such metrics, at the sole discretion of the Committee. For purposes hereof, non-GAAP refers to metrics that are not calculated in accordance with generally accepted accounting principles.

B.	Bonus Pool Funding. The AIP pool funds as follows:

•
The AIP pool would be funded at the target level (the “Target Funding”) if the target level of performance (“Target Performance”) against the AIP Metrics is achieved by the Company. The Target Funding is calculated as the sum of all Eligible Employee’s Target Bonuses.

•
The AIP pool begins to fund at a threshold level (the “Threshold Funding”) only if a threshold level of performance (“Threshold Performance”) against one of the AIP Financial Metrics is achieved by the Company. The Threshold Funding amount will be a portion of the Target Funding amount and will be established by the Company and the Committee each year.

•
The AIP pool would fund at a maximum level (the “Max Funding”) if a maximum level of performance (“Max Performance”) against all AIP Financial Metrics is achieved by the Company. The Max Funding amount is 200% of the Target Funding amount, and the determination of what constitutes Max Performance will be established by the Company and the Committee each year.

•	In between the Threshold Performance, Target Performance and Max Performance levels, the level of funding increases as established by the Company and the Committee each year.

•	The Company and the Committee retain discretion to limit funding in the event of extraordinary events.

C.
Bonus Pool Allocation. Once the aggregate amount of AIP pool funding is established, the pool is allocated to each department of the Company based on the ratio of (i) the total Target Bonus of the Eligible Employees in such department to (ii) the total Target Bonus of all Eligible Employees in the Company.

Each Eligible Employee will then be awarded a bonus from the AIP pool allocated to his or her department (the “Departmental Pool”). Each year, the Company and the Committee will determine the mix of corporate and/or individual or departmental objectives that must be achieved for an Eligible Employee to receive a bonus from the Departmental Pool. Additionally, the Company may establish certain performance ratings that would result in a reduced bonus or would result in the Eligible Employee becoming ineligible for a bonus. The Company may reallocate funds between Departmental Pools.
Each year, the Compensation Committee will determine the mix of employee bonus based on Company performance against specific metrics and performance against individual and/or departmental goals

(e.g., 80% weighting on Company performance and 20% weighting on individual performance). The Committee may establish a different mix ratio for different categories of employees.

D.
Performance Assessment. Each Eligible Employee will receive a rating (the “Performance Rating”) based on the employee’s contributions toward overall Company and individual or departmental objectives, which will be used to determine the amount of such employee’s bonus. The Performance Rating scale and associated level of bonus payment will be established by the Company within the first 90 days of the applicable fiscal year.

The individual objectives against which an Eligible Employee may be measured may include, without limitation, corporate goals (such as revenues, gross margin, gross profit, operating margin, earnings growth, earnings per share, and non-GAAP calculations of any such metrics), departmental goals (such as category business team or functional goals relating to accomplishment of strategic initiatives, brand or category financial performance, market share, revenue, profitability, cost efficiency, products, brand equity, human capital or other goals) or individual goals as determined in conjunction with the Eligible Employee’s manager. The Company and individual performance objectives are confidential information to be treated as such under Company policies.

E.	Special Considerations.

•
Notwithstanding anything in this AIP to the contrary, (i) if the Closing occurs prior to July 31, 2016, or (ii) if the Closing occurs on or after July 31, 2016, but prior to the determination of whether the AIP Metrics previously established have been satisfied, then

(a)
for purposes of determining Target Funding, Threshold Funding, and Maximum Funding, each as set forth in this Part III, the bonus will be determined by the Committee at Closing or immediately prior to the Closing by comparing the actual performance through the end of the calendar month immediately preceding the Closing (the “Actual Performance”) and the Target AIP Metrics for the same time period, and if financial statements are not available at the time of the Committee’s determination of Actual Performance, the Committee may make such determinations based on its good faith estimates (it being understood that if the Closing occurs on a month-end, performance shall be measured through such month-end);

(b)
individual performance metrics will be deemed satisfied at 100%, provided that the Committee, in its sole discretion, or, except with respect to himself, the CEO, in his sole discretion, may make a determination that certain Eligible Employees have satisfied a lower level of individual achievement than 100% and reduce the amount of the bonus pursuant to this Part III (including with respect to the Company performance portion);

(c)	the “Target Bonus” and “Max Bonus” will be based on such employee’s base salary earned throughout the fiscal year, up to and including the date of Closing, resulting in a pro-rated bonus; and

(e)	if an Eligible Employee terminates employment pursuant to a Qualifying Termination on or following the Closing but before bonuses are paid, the bonus that would otherwise have been paid to such Eligible Employee as set forth in this Part III E shall be payable pursuant to Part IV below at the same time as it is paid to other Eligible Employees.

•	For purposes of this Part III E, the following definitions shall apply:

(a)	The “Target AIP Metrics” shall mean the projected AIP Metrics as of the last day of the calendar month immediately preceding the Closing, as approved by the Committee prior to December 15, 2015.

(b)
A “Qualifying Termination” is a termination of employment on or following the Closing by either the Company, its applicable participating subsidiary, or any Successor Entity (i) other than for cause (as determined by the Committee in its sole discretion); (ii) due to an Eligible Employee’s resignation after being required to relocate more than fifty (50) miles from the office where he or she was employed on the date immediately preceding the date of such required relocation; or (iii) due to a resignation for Good Reason (as defined in the Change in Control Plan), as such term may be applied to an Eligible Employee who is a participant in the Change in Control Plan.

(c)
The “Closing” is the consummation of the First Merger (as defined in the Agreement and Plan of Reorganization made and entered into as of October 27, 2015 by and among Snyder’s-Lance, Inc., Shark Acquisition Sub I, Inc., Shark Acquisition Sub II, LLC, and the Company). Snyder’s-Lance, Inc., Shark Acquisition Sub I, Inc., Shark Acquisition Sub II, LLC, as well as any parent, subsidiary, successors, or affiliates of same, will be referred to as the “Successor Entities” and each as a “Successor Entity.”

(d) “Eligible Employee” shall mean an employee of the Company, a participating subsidiary, or any Successor Entity, if the employee (i) is employed as of May 1, 2016, (ii) is employed continuously through and including the last day of such fiscal year (except for an approved leave of absence), provided however, that if the Closing occurs prior to July 31, 2016 the employee shall instead be required to be employed continuously through and including the date bonuses are paid with respect to the partial fiscal 2016 period under this Part III E (except for an approved leave of absence), unless such employee has a Qualifying Termination following the Closing, and (iii) meets other eligibility criteria as may be established by the Compensation Committee (the “Committee”) or, except with respect to himself, the CEO from time to time. Employment with the Company, any participating subsidiary thereof, or any Successor Entity shall constitute employment giving rise to Eligible Employee status within the meaning of this paragraph.
IV. Payment of Bonus:

Bonuses under the AIP will be paid no later than the first to occur of (i) two and one-half (2½) months following the month-end used to calculate Actual Performance and (ii) October 15, 2016.
Award payments are subject to withholding for all applicable taxes. Employee agrees to pay any taxes owed on any benefits provided pursuant to the AIP. As outlined in the Company’s Compensation Recovery Policy, certain executives may be required under certain circumstances to reimburse the Company for Incentive-Based Compensation. Please refer to that policy for more details.